STATEMENT TO AMEND AND RESTATE ARTICLES OF INCORPORATION

OF AQUASITION CORP.

UNDER SECTION 39 OF THE

MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, ______________, as the Chief Executive Officer of Aquasition Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands on January 26, 2012 (the “Corporation”), for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to section 93of the Marshall Islands Business Corporations Act, as amended (the “BCA”), hereby certifies that:

1.	The name of the Corporation is: AQUASITION CORP.

2.	The date of filing of the Corporation’s Articles of Incorporation with the Office of the Registrar of Corporations of the Republic of the Marshall Islands was January 26, 2012.

3.	Pursuant to Section 93 of the BCA, these Amended and Restated Articles of Incorporation include a restatement and renumbering of the Articles of Incorporation.

4.	The Articles of Incorporation are hereby amended and restated in their entirety and are replaced by the Amended and Restated Articles of Incorporation attached hereto.

5.	These Amended and Restated Articles of Incorporation were duly adopted in accordance with the provisions of Sections 88(1) and 93 of the BCA, the Board of Directors of the Corporation having adopted resolutions by unanimous written consent in accordance with Section 55(4) of the BCA setting forth and declaring advisable that these Amended and Restated Articles of Incorporation be adopted in their entirety. In lieu of a meeting and a vote of the shareholders of the Corporation, unanimous written consent to these Amended and Restated Articles of Incorporation has been given by the holders of all of the outstanding stock of the Corporation entitled to vote in accordance with Section 67 of the BCA and such consent has been filed with the minutes of the proceedings of shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this _____ day of June, 2012.

Authorized Person

Name:

Title:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AQUASITION CORP.

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

ARTICLE I - NAME

The name of the Corporation shall be: AQUASITION CORP.

ARTICLE II - PURPOSE, POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA and without in any way limiting the generality of the foregoing, the Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

ARTICLE III - ADDRESS, REGISTERED AGENT

The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent as such address is The Trust Company of the Marshall Islands.

ARTICLE IV - CAPITALIZATION

The aggregate number of shares of stock that the Corporation is authorized to issue is one hundred fifty-five million (155,000,000) shares with a par value of US$0.0001, consisting of one hundred fifty million (150,000,000) shares of common stock with a par value of US$0.0001 (the “Common Stock”), and five million (5,000,000) shares of preferred stock with a par value of US $0.0001 (the “Preferred Stock”). All shares shall be registered shares in either certificated or uncertificated form.

1. Preferred Stock. The Board shall have the authority to authorize the issuance from time to time of one or more classes of Preferred Stock with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board providing for the issuance of such Preferred Stock and set forth on the certificates evidencing such shares.

2. Options, Warrants and Other Rights. The Board is expressly authorized, by resolution or resolutions, to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or of any other entity, including any class or series of stock of the Corporation or of any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration, but note less than the par value thereof (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board and set forth in one or more agreements or instruments.

3. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to the Corporation’s creditors and the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock, and the holders of Common Stock shall be entitled to receive the same amount per share in respect thereof. For purposes of this Article, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with or into one or more other corporations or entities (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary.

4. Preemptive and Similar Rights. Except as otherwise provided in a statement of designation establishing the terms of a series of the Preferred Stock, no holder of shares of the Corporation shall, by reason thereof, have any preemptive or other preferential right to acquire, by subscription or otherwise, any unissued or treasury stock of the Corporation, or any other share of any class or series of the Corporation’s shares to be issued because of an increase in the authorized capital stock of the Corporation, or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of the Corporation. However, the Board may issue or dispose of any such unissued or treasury stock, or any such additional authorized issue of new shares or securities convertible into shares upon such terms as the Board may, in its discretion, determine, without offering to shareholders then of record, or any class of shareholders, any thereof, on the same terms or any terms.

ARTICLE V - BOARD OF DIRECTORS

General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

1. Number of Directors. The exact number of directors comprising the entire Board shall be not less than two (2) (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by affirmative vote of (a) a majority of the entire Board or (b) the holders of the shares representing a majority of the total voting power of the then-outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”). No decrease in the number of directors shall shorten the term of any incumbent director. As used in these Amended and Restated Articles of Incorporation, the term “entire Board” means the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships.

2. Election. Except as provided in this Article, Directors shall be elected by holders of the shares representing a majority of the total voting power of the Voting Stock. Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors.

3. Removal. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), any director or the entire Board may be removed at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock entitled to vote thereon or with cause by directors constituting at least two-thirds of the entire Board. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

In order for the Corporation’s shareholders to remove a director, a special meeting of shareholders shall be convened and held in accordance with these Amended and Restated Articles of Incorporation or the Bylaws, or the shareholders may act by written consent in lieu of a meeting as set forth in these Amended and Restated Articles of Incorporation or the Bylaws. Notice of any such meeting convened for the purpose of removing a director shall contain a statement of such intention.

For the purpose of this Section “cause” means (i) conviction of a felony, indictable offence or similar criminal offence or (ii) willful misconduct that results in material injury (monetary or otherwise) to the Corporation or any of its subsidiaries.

Notwithstanding anything to the contrary, if a director is removed from the Board by the Corporation’s shareholders under the provisions of this Section, the shareholders may fill the vacancy at the meeting at which (or through the written consent in lieu of a meeting by which) such director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

Any vacancies in the Board for any reason and any created directorships resulting from any increase in the number of directors, may be filled solely by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, or by the sole remaining director. Any director so chosen shall hold office until the next succeeding annual meeting of shareholders and until his or her successor shall be duly elected and qualified, except in the event of his or her earlier death, resignation or removal. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

6. Limitation on Director Liability. To the fullest extent that the BCA or any other law of the Republic of The Marshall Islands as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for actions taken in their capacity as director or officer of the Corporation, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transactions from which such director derived an improper personal benefit. No amendment to or repeal of this Section shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

7. Indemnification

a. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the BCA as it presently exists or may hereafter be amended, any person (a “Covered Person”), who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation) and whether formal or informal (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or its subsidiary or, while a director or officer of the Corporation or its subsidiary, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other entity, including service with respect to employee benefit plans, against any and all liabilities and losses suffered, and expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred, by such Covered Person in connection with such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in this Section, the Corporation shall be required to indemnify or advance expenses to a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person (and not by way of defense) only if the commencement of such Proceeding (or part thereof) by the Covered Person (a) was authorized in the specific case by the Board, or (b) was brought to establish or enforce a right to indemnification under these Amended and Restated Articles of Incorporation, the Bylaws, any agreement, the BCA, or otherwise.

b. Prepayment of Expenses. The Corporation shall, to the fullest extent not prohibited by the BCA as it presently exists or may hereafter be amended, pay the expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by a Covered Person who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was a director or officer of the Corporation or its subsidiary or, while a director or officer of the Corporation or its subsidiary, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other entity, including service with respect to employee benefit plans, in advance of its final disposition; provided, however, that, to the extent required by the BCA, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

c. Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been presented to the Corporation, the Covered Person may file suit against the Corporation to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In addition, the Covered Person may file suit against the Corporation to establish a right to indemnification or advancement of expenses. In any such action the Corporation shall have the burden of proving by clear and convincing evidence that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

d. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of these Amended and Restated Articles of Incorporation, the Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

e. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced to the extent such Covered Person has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise payable by the Corporation.

f. Amendment or Repeal. Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

g. Other Indemnification and Prepayment of Expenses. This Article shall not limit the right of the Corporation, to the extent and in the manner permitted by the BCA, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

h. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity, whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Amended and Restated Articles of Incorporation.

8. Action by Written Consent. Any action required or permitted to be taken at any annual meeting of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by all shareholders of the Corporation having the right to vote with respect to the subject matter therein; provided, however, that if the BCA is hereafter amended to permit shareholder action by less than unanimous written consent of the shareholders, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having the right to vote thereon and having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Voting Stock was present and voted or as otherwise set forth in the BCA as so amended.

9. For management purposes the Board may establish branches, offices or agencies in any place in the world and may appoint legal representatives anywhere in the world.

ARTICLE VI - SHAREHOLDERS

Meetings of the Shareholders.

1. Action By Written Consent. Action by the shareholders may be taken by written consent if the action to be taken is set forth in the written consent and is signed by all shareholders entitled to vote with respect to the subject matter set forth therein.

2. Special Meetings. Special meetings of the shareholders of the Corporation for any purpose of purposes may be called at any time by the Board, or by a majority of the members of the Board or by a committee of the Board which has been duly designated by the Board and whose powers and authority, as provided in a resolution of the Board or in the Bylaws of the Corporation, include the power to call such meetings, and shall be called by the Secretary of the Corporation following the Secretary’s receipt of a written request to call a meeting from one or more shareholders of record of shares representing in the aggregate at least a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting, voting as a single class, and who have delivered such request in accordance with and subject to the provisions of the Bylaws (as amended from time to time, including any limitations set forth in the Bylaws on the ability to make such a request for such a special meeting. Special meetings may not be called by any other person or person; provided, however, that, if and to the extent that any special meeting of the shareholders may be called by any other person or persons specified in any provisions of these Articles of Incorporation or any amendment thereto, then such special meeting may also be called by the person or persons, in the manner, at the time, and for the purposes so specified.

ARTICLE VII - BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend, and rescind the Bylaws of the Corporation. The Corporation’s Bylaws may be amended or repealed, or new Bylaws may be adopted, at any regular or special meeting of the Board by the affirmative vote of a majority of the entire Board or by unanimous written consent of the entire Board in lieu of a meeting; provided, however, that any bylaw amended or adopted by the Board may be amended or repealed by the affirmative vote of the holders of a majority of the voting power of all the Voting Stock entitled to vote thereon.

ARTICLE VIII - ACQUISITION TRANSACTIONS

A. Notwithstanding any other provision of these Articles, the following provisions of this Article VIII shall apply during the period commencing upon the adoption of these Articles and terminating upon the consummation of any Acquisition Transaction. For purposes of this Article VIII:

1. The term “person” shall mean any individual, firm, limited liability company, partnership, limited partnership, corporation or other entity.

2. The term “Acquisition Transaction” shall mean the acquisition by the Corporation through a merger, capital stock exchange, asset acquisition, stock purchase, or similar acquisition transaction, one or more Target Businesses.

3. The term “Target Business” and “Target Businesses” shall mean one or more operating businesses or assets that have a fair market value either individually or collectively of at least 80% (eighty percent) of the Trust Account (excluding deferred underwriting discounts and commissions) at the time of the Acquisition Transaction.

4. The term “Founders” means, collectively, [_____________]and their respective affiliates.

5. The term “IPO Shares” shall mean the number of issued and outstanding shares of Common Stock of the Corporation that were originally issued in the Corporation’s IPO.

6. The term “IPO” shall mean the initial public offering of the Corporation.

7. The term “Trust Account” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

(B) The Corporation (i) may not consummate an Acquisition Transaction with a Target Business that is a portfolio company of, or has otherwise received a financial investment from the Founders, their affiliates or that is affiliated with the Founders, the directors or officers of the Corporation, or (ii) consummate an Acquisition Transaction with any underwriter, or selling group member, or any of their affiliates unless the Corporation obtains an opinion from an unaffiliated, independent investment banking firm that is a member of FINRA that the Acquisition Transaction is fair to the Corporations shareholders from a financial point of view. In the event of any conflict between this Article and any other Article or the Bylaws, the provisions of this Article shall prevail.

(C) Prior to the consummation of any Acquisition Transaction, the Corporation shall not be required to submit such Acquisition Transaction to its stockholders for approval unless the Acquisition Transaction is of a type which normally would require such stockholder approval under the BCA, by NASDAQ (if required at that time), or by the SEC’s rules and regulations. The Corporation shall not consummate any Acquisition Transaction if more than [____]% in interest of the holders of IPO Shares exercise their redemption rights described below and, if such Acquisition Transaction is submitted for approval to the Corporation's stockholders, holders of a majority of IPO Shares voted at such meeting approve the Acquisition Transaction.

(D) Prior to the consummation of an Acquisition Transaction, the Corporation shall initiate an issuer tender offer by filing tender offer documents with the SEC in accordance with Rule 13e-4 and Regulation 14E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The tender offer documents will comply with the disclosure required by Regulations 14A and 14C of the Exchange Act. The closing of the Acquisition Transaction will be cross-conditioned on the closing of the tender offer. In the event that an Acquisition Transaction is to be consummated by the Corporation and in connection with the tender offer, any stockholder holding shares of Common Stock of the Corporation may demand that the Corporation redeem his or her shares for cash for a pro-rata portion of the Trust Account. If so demanded, the Corporation shall redeem such shares at a per share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Account, as of two business days prior to the consummation of the Acquisition Transaction, by (ii) the number of IPO Shares outstanding.

(E) In the event that the Corporation does not consummate an Acquisition Transaction by a date (the “Termination Date”) which shall be the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that a letter of intent, an agreement in principle or a definitive agreement to complete an acquisition transaction was executed but was not consummated within 18 months of the IPO, the Corporation shall be voluntarily wound up and cease except for the purposes of winding up the Corporation’s affairs and liquidating and the directors shall take all such action necessary to dissolve and liquidate the Corporation and designate and appoint a liquidator as promptly as practicable. Shareholder approval is not required to dissolve and liquidate the Corporation under such circumstance. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other outstanding securities of the Corporation.

(F) A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event of a liquidation of the Corporation or in the event he or she redeems his or her shares in accordance with paragraph (E) above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

(G) Prior to the Acquisition Transaction, the Corporation may not issue any units, shares of Common Stock, warrants, or any options or other securities convertible into or exchangeable for shares of Common Stock, or any preferred shares, that participate in any manner in the proceeds of the Trust Account, or that vote as a class with the IPO Shares on any vote to approve an extension to the Termination Date or an Acquisition Transaction or to amend this Article VIII.

(H) The provisions set forth in this Article VIII may not be amended, altered, changed or repealed nor may any provision inconsistent with such provisions be added to the Amended and Restated Articles of Incorporation of the Corporation except upon the affirmative vote of the holders of at least 80% (eighty percent) of the total voting power of all outstanding shares of voting stock of the Corporation.

(I) If the Corporation is no longer a “foreign private issuer” as defined is the SEC’s rules and regulations, and if the Corporation does not conduct redemptions pursuant to a tender offer described in Paragraph (D) above, and instead seeks shareholder approval of its Initial Transaction, then any shareholder of the Corporation, individually or together with any affiliate of such shareholder any other person with whom such shareholders is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 10% (ten percent) of the shares sold in the IPO.

ARTICLE IX - AMENDMENT OF ARTICLES OF INCORPORATION

Subject to Article VIII, and notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of a majority of the total voting power of the Voting Stock entitled to vote thereon shall be required to amend or repeal any provisions of these Amended and Restated Articles of Incorporation.

ARTICLE X - CORPORATE EXISTENCE

Corporate existence began on January 26, 2012, and shall, subject to Article VIII, continue indefinitely upon filing these Amended and Restated Articles of Incorporation with the Registrar of Corporations as of the filing date stated herein.